UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6407	75-0571592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5444 Westheimer Road Houston, Texas (Address of principal executive offices)	77056-5306 (Zip Code)

Registrant's telephone number, including area code: (713) 989-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2007, the Compensation Committee (the "Committee") of the Company’s Board of Directors approved a compensation structure for Eric D. Herschmann, Senior Executive Vice President, at the rate of $950,000 per annum for calendar year 2007. Mr. Herschmann's previous compensation was made at the sole discretion of the Compensation Committee, with input from outside consultants and the independent directors, and took into consideration Mr. Herschmann's dedication of time and energy to Company business and performance on behalf of the Company.

The Committee also designated Mr. Herschmann as an eligible executive and set 2007 performance goals under the Company's Amended and Restated Executive Incentive Bonus Plan (the "Plan"). The Plan is structured in accordance with the requirements of Internal Revenue Code Section 162(m) for "performance-based compensation" and has been approved, as required, by the stockholders of the Company under a separate stockholder vote. Under the Plan, the target bonus for achievement of 2007 performance goals for Mr. Herschmann is 200% of base compensation, with a maximum bonus amount payable of 1.5% of the Company’s consolidated net income, as that term is defined in the Plan. Any and all bonus awards made under the Plan are payable in whole or in part at the sole discretion of the Committee.

Mr Herschmann still maintains his partnership interest at Kasowitz, Benson, Torres & Friedman, LLP, which he has had since January 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN UNION COMPANY
(Registrant)
Date: March 6, 2007	By:	/s/ Robert M. Kerrigan, III
Robert M. Kerrigan, III
Vice President - Assistant General Counsel and Secretary